Exhibit 99

                                                              NEWS

                                   Company Contact: Anthony Christon
                                    Chief Financial Officer
                                              Jaclyn, Inc.
                                         (201) 909-6000

JACLYN REPORTS FINANCIAL RESULTS

FOR IMMEDIATE RELEASE

West New York, NJ, September 27, 2007...............................Jaclyn, Inc. (AMEX:JLN) today reported financial results for the fiscal year ended June 30, 2007.

Net sales for the year ended June 30, 2007 were $154,507,000 compared to $126,601,000 a year earlier. The Company had net earnings of $709,000, or $.28 per diluted share, compared to fiscal 2006 net earnings of $1,530,000, or $.60 per diluted share. Our fiscal 2007 results include a reduction in net earnings of $1,970,000 in connection with the final settlement distribution to participants of the Company’s pension plan, as noted below. Excluding this charge, the Company’s net earnings for fiscal 2007 would have been $2,679,000, or $1.06 per diluted share.

Commenting on the financial results, Allan Ginsburg, Chairman of the Board, stated, “we experienced substantial increases in net sales for the year, including in our children’s apparel, women’s sleepwear, and premium incentive divisions. However, earnings results were adversely affected by the previously disclosed pension plan termination and settlement, which resulted in a one-time charge to earnings before income taxes of approximately $3,089,000 ($1,970,000 after tax). This pretax charge to earnings included a non-cash charge of approximately $2,188,000 for the write-off of unamortized pension costs, as well as a final cash payment of approximately $901,000 to fully fund the pension plan. The Company also experienced a significant increase in its effective tax rate for fiscal 2007 compared to the prior fiscal year due primarily to the one-time pension plan settlement. In addition, our results for fiscal 2007 include a fourth quarter reserve of approximately $284,000 relating to a product which was manufactured by a foreign, third-party supplier which did not meet our quality standards. The reserve provides for the estimated costs of repairing or replacing a portion of this product that shipped during the fourth quarter of fiscal 2007. We anticipate the total cost of repair and replacement (the balance of which we intend to ship in fiscal 2008) may approximate $1,000,000 and, accordingly, our fiscal 2008 earnings before income taxes may be adversely affected by an amount equal to the remaining actual costs of repair or replacement.”

Mr. Ginsburg added, “Retail sales generally have been disappointing in the past few months and we have recently experienced a decline in orders from a major customer of our children’s division. As a result, while we achieved substantial increases in net sales during fiscal 2007 compared to the prior year, we now expect net sales and earnings in fiscal 2008 to be significantly below 2007 levels, particularly during the second half of the current fiscal year.”

Note: This press release may contain forward-looking statements that are being made pursuant to the Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information so long as those statements are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Our forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, general economic and business conditions; competition in the accessories and apparel markets, potential changes in customer spending; acceptance of our product offerings and designs; the variability of consumer spending resulting from changes in domestic economic activity; any significant variations between actual amounts and the amounts estimated for those matters identified as our critical accounting estimates, as well as other significant accounting estimates made in the preparation of our financial statements; and the impact of hostilities in the Middle East and in other geographic areas, as well as other geopolitical concerns. Accordingly, actual results may differ materially from such forward-looking statements. You are urged to consider all such factors, as well as those included in our Annual Report on Form 10-K for the year ended June 30, 2007. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

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Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women’s sleepwear, infants’ and children’s apparel, handbags, premium incentives and related accessories. Website: jaclyninc.com

JACLYN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

For the Fiscal Year ended June 30, 2007
With comparisons to 2006

Year Ended June 30,	2007		2006
Net Sales	$154,507,000		$126,601,000
Earnings before Income Taxes	1,602,000	(1)	2,711,000
Net Earnings	$709,000	(1)	$1,530,000
Net Earnings per Common Share - Basic	$.29		$.62
Weighted average shares outstanding - basic	2,478,000		2,480,000
Net Earnings per Common Share - Diluted	$.28		$.60
Weighted average shares outstanding - diluted	2,528,000		2,557,000

(1)     Includes a charge to earnings before income taxes of $3,089,000 ($1,970,000 after tax), in connection with the final settlement distribution to participants of the Company’s pension plan, consisting of the write-off of the unamortized pension costs totaling $2,188,000, plus a final cash contribution to fully fund the pension plan totaling approximately $901,000.